Exhibit 99.23C

        SPECIAL MEETING OF SHAREHOLDERS, [                        ], 2003

PROXY FOR THE
CONVERTIBLE PREFERRED STOCK, SERIES D

BOISE CASCADE CORPORATION	1111 West Jefferson Street P.O. Box 50 Boise Idaho 83728-0001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The trustee signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shares of Boise Cascade Corporation stock held of record by the trustee on [                        ], 2003, at the company's special meeting to be held on [                        ], 2003, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.
Approve and adopt the agreement and plan of merger among Boise Cascade Corporation, Challis Corporation, and OfficeMax, Inc., including authorizing the issuance of shares of Boise Cascade Corporation common stock in the merger:

SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

2.
Approve and adopt an amendment to the 2003 Boise Incentive and Performance Plan to authorize 4,800,000 additional shares of Boise Cascade Corporation common stock for issuance under the plan:

SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

This proxy will be voted according to your instructions. If you sign and return this proxy but do not vote on these matters, then proposals 1 and 2 will receive FOR votes. You, as trustee, must sign and return this proxy for the Plan shares to be counted.

This proxy provides voting authority for all holdings of Boise Cascade Corporation Convertible Preferred Stock, Series D (ESOP).

Please sign exactly as the name appears below, including your full title as trustee.

STATE STREET BANK AND TRUST COMPANY, as trustee for the Boise Cascade Corporation Savings and Supplemental Retirement Plan and Employees Stock Ownership Plan.	[ ] Shares

Date: [                        ], 2003

Signature of Trustee ____________________________

Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954